LEASE

This Lease is made as of March 1, 2007, between **BANK OF THE WEST and CHARLES C. WAGNER, co-trustees of the EDWARD H. WAGNER TRUST and BANK OF THE WEST, Sole Trustee of THE WAGNER TRUST OF 1979, successors in interest to Edward H. Wagner and Charles C. Wagner** ("Landlord") and **NORTH VALLEY BANK, a California Corporation** ("Tenant").

This Lease is made with reference to the following facts:

1. Landlord is the owner of a building located on real property in Garberville, California, commonly known as 793 Redwood Drive, Garberville, California 95440.

2. Tenant currently leases and wishes to continue to lease approximately 4,900 square feet of the building, (collectively the "Premises") on the terms and conditions contained in this Agreement.

3. Tenant has examined the Premises and is fully informed of its condition.

IT IS AGREED:

1. **Grant.** Landlord leases to Tenant and Tenant leases from Landlord all of the Premises.

2. **Term.** The term shall be for a period of three (3) years, commencing on March 1, 2007, and ending on February 28, 2010, and continuing during the term or any extended term.

3. **Option to Extend the Term.** Tenant is given the option to extend the term on all the provisions contained in this Lease, except monthly rent, for one additional three year period ("extended term") following expiration of the initial term, by giving notice of exercise of the option ("option notice") to Landlord at least six (6) months before the expiration of the term. Monthly rent for the extended term shall be determined as set forth in Paragraph 4

4. **Fixed Rent and Rental Adjustment.** During the term (and any extended term) of this Lease, Tenant covenants to pay rent to Landlord for the Premises at the times, in the amounts and in the matter specified in this Section.

A. Fixed Rent. Tenant shall pay to landlord as minimum monthly rent, without deductions, set-off, prior notice or demand the amount of $4,250.00, commencing on March 1, 2007, which sum is subject to increase at the rate of 3% per year, each year on the 1st day of March starting 2008, and continuing during the term or any extended

term.

B. Monthly rent for any extended term shall be the rent effective as of the last month of the then term, subject to the annual rent increase at the same rate and terms as set forth above during the then extended term.

C. All rent shall be paid to the Landlord at the address to which notices to Landlord are given.

D. Payment of Additional Rent. Any and all increases in rent pursuant to this section and any and all payments to Landlord pursuant to this Lease below shall be additional rent payable by Tenant hereunder and in the event of non-payment, such non-payment shall constitute a material breach of and default of the terms of this Lease by Tenant, and Landlord shall be entitled to remedy such breach as provided for in this Lease.

5. **Late Charge.** Tenant hereby acknowledges that late payment by Tenant to Landlord of the rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the property. Accordingly, if any installment of rent, or any other sum due from Tenant shall not be received by Landlord or Landlord's designee by the tenth (10th) day of the month, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

6. **Real Property and Personal Property Taxes.** (a) Landlord shall pay all Real Estate Taxes. (b) The term Real Estate Taxes as used in this Lease shall be deemed to mean all taxes imposed upon the real property and permanent improvements located on the real property, including the Premises, and all assessments levied against the Property, but shall not include personal property taxes. (c) Tenant shall pay before delinquent all taxes, assessments, licenses, and other charges that are levied or assessed against Tenant's personal property installed or located in or about the Premises that become payable during the term. If any taxes on Tenant's personal property are levied against Landlord or Landlord's property, or if the assessed value of the Premises is increased by the inclusion of the value placed on Tenant's personal property or Tenant's improvements to the Premises, and if Landlord pays the taxes on any of these items, the provisions of Paragraph 15 shall apply.

7. **Use.** Tenant shall use the Premises for a branch bank and related business

activities and for no other use without Landlord's consent. In connection with its use of and activities in and about the Premises, Tenant, at its expense, will comply with all applicable laws, ordinances, rules and regulations of governmental agencies. Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance to owners or occupants of adjacent properties.

8. **Alterations by Tenant.** Except as provided herein, Tenant shall not make any alterations to the Premises without the Landlord's prior written consent, which will not be unreasonably withheld. Any alterations made shall remain on and be surrendered with the Premises on expiration or termination of the term, except that Landlord can elect, within the thirty (30) days before expiration of the term or within thirty (30) days after termination of the term, to require Tenant to remove any alterations that Tenant has made to the Premises. If Landlord so elects, Tenant, at its cost, shall restore the Premises to its original condition before the last day of the term or within thirty (30) days after notice of election is given, whichever is later.

9. **Removable Trade Fixtures.** All removable trade fixtures placed in, upon or about said Premises, including counter, vaults, vault doors, and safe deposit boxes shall be removed by the Tenant at the end of the term and Tenant shall return the Premises to a condition substantially similar to that which existed before Tenant or its predecessors occupied the Premises.

10. **Utilities.** Tenant shall make all arrangements for and pay for all utilities and services furnished to the Premises, including, without limitation, gas, electricity, water, telephone services and trash collection.

11. **Maintenance.** Landlord shall at all times during the Term, and at Landlord's sole cost and expense, keep, maintain, and repair the foundation, structural parts, exterior walls, sidewalks and roof of the Premises, in good and sanitary order and condition (except as otherwise provided in this Lease) including without limitation, the maintenance and repair of any plumbing, pipes, electrical wiring, and conduits that are a part of the structure. Landlord shall also, at Landlord's sole cost, be responsible for any alterations or improvements to the Premises necessitated as a result of the requirement of any municipal, state, or federal authority, except to the extent that those requirements are the result of Tenant's use of the Premises.

Tenant, shall, at its expense, keep and maintain the interior of the Premises, including but not limited to, all tenant improvements, fixtures and furniture, plumbing and lighting fixtures, interior walls, windows and glass, painting and decoration. Tenant shall also maintain and repair the heating and air conditioning systems, provided however, that Landlord shall be responsible for replacement of the systems, if and when it is determined by an outside third party professional that the system needs to be replaced.

12. **Destruction.** If, during the term, the Premises are totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Landlord may, at its option, restore the Premises to substantially the same condition as they were in

immediately before destruction, if the restoration can be made under the existing laws and can be completed within ninety (90) working days after the date of the destruction. Such destruction shall not terminate this Lease unless Landlord elects to terminate this Lease. If the restoration cannot be made in the time stated in this Paragraph, then within fifteen (15) days after the parties determine that the restoration cannot be made in the time stated in this Paragraph; Tenant can terminate this Lease immediately by giving notice to Landlord. If Tenant fails to terminate this Lease and if restoration is permitted under the existing laws, Landlord, at its election, can either terminate this Lease or restore the Premises within a reasonable time and this Lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving written notice to the other party.

If Landlord elects to restore the Premises as provided in this paragraph, Landlord shall not be required to restore alterations made by Tenant, Tenant's improvements, Tenant's trade fixtures, and Tenant's personal property, such excluded items being the sole responsibility of Tenant to restore.

In case of destruction, there shall be an abatement or reduction of rent based on the extent to which the destruction interferes with Tenant's use of the Premises.

Tenant waives the provisions of Civil Code Section 1932(2) and Civil Code Section 1933(4) with respect to any destruction of the Premises.

13. **Mechanics' Liens.** Tenant shall pay all costs for construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant shall keep the Premises free and clear of all mechanics' liens resulting from construction done by or for Tenant.

Tenant shall have the right to contest the correctness or the validity of any such lien if, immediately upon demand by Landlord, Tenant procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one-half (1½) times of the amount of the claim of the lien. The bond shall meet the requirements of Civil Code Section 3143 and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

14. **Insurance.** Tenant at its cost shall maintain public liability and property damage insurance with a single combined liability limit of not less than $1,000,000 and property damage limits of not less than $500,000 insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises. All public liability insurance and property damage insurance shall insure performance by Tenant of the indemnity provisions of Paragraph 14. Both parties shall be named as additional insured and the policy shall contain cross-liability endorsements. Tenant shall provide Landlord a copy of the limits set forth above via insurance certificate on an annual basis.

15. **Indemnification.** (a) Tenant shall hold Landlord harmless from all damages

arising out of any damage proximately caused by Tenant to any person or property occurring in, on or about the Premises of any kind or nature. (b) Landlord shall hold Tenant harmless from all damages arising out of any damage proximately caused by Landlord to any person or property occurring in, on or about the Premises of any kind or nature. A party's obligation under this paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

16. **Reimbursement of Funds Expended by Landlord.** Whenever under the terms of this Lease the Landlord shall exercise its option to, or be compelled to pay any sum of money or do any act which shall require the expenditure or payment of any sum by reason of the failure of the Tenant, after such notice to Tenant as provided herein, to perform any one or more of the terms, covenants, conditions or agreements contained in this Lease, the Tenant shall immediately repay the same to Landlord upon demand, and in default thereof the sum or sums so paid by Landlord, together with all interest, costs, and damages, may at Landlord's option be added as additional rent to the next installment of rent becoming due on the next rent day fixed by this Lease, and shall for all purposes be deemed rent due and payable on such rent day. However, it is expressly agreed between Landlord and Tenant that any payment by the Landlord pursuant to the provisions of this or any other paragraph of this Lease shall not be deemed to waive or release the default thereof by the Tenant.

17. **Covenant of Quiet Enjoyment.** The Tenant upon payment of the rent, all other sums above reserved and upon the due performance of all the terms, covenants, conditions and agreements contained herein, shall at all times during the term granted, peaceably and quietly enjoy the Premises, subject, however, to the terms of this Lease.

18. **Acts of Default Defined.** Each of the following shall be deemed a default by the Tenant and a breach of this Lease:

A. Failure to pay the rent.

B. Failure by Tenant to observe, keep and perform any of the terms and conditions, agreements and provisions contained in this Lease.

C. The abandonment of the Premises by the Tenant; the filing of either voluntary or involuntary proceedings against Tenant in the bankruptcy court, the making by the Tenant of a general assignment for the benefit of creditors; the taking by the Tenant of the benefit of any insolvency act or law; the appointment of a permanent receiver or trustee in bankruptcy for the Tenant's property; the appointment of a temporary receiver which is not vacated or set aside within ninety (90) days from the date of such appointment.

19. **Landlord's Remedies in Event of Default.** Landlord shall have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in

addition to any remedies now or later allowed by law.

A. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including without limitation, brokers' commissions, and expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the date the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Premises, if Tenant obtains Landlord's consent Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability. Landlord's consent to a proposed assignment or subletting shall not be unreasonably withheld.

B. Landlord can terminate Tenant's right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to recover from Tenant:

(1) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

(2) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

(3) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

(4) Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default.

"The worth, at the time of award," as used in (1) and (2) of this paragraph, is to be computed by allowing interest at the rate of ten percent (10%) per annum. "The worth, at the time of award," as referred to in (3) of this paragraph, is to be computed by discounting the amount at

the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus three percent (3%).

C. If Tenant is in default of this Lease Landlord shall have the right to have a receiver appointed to collect rent and conduct Tenant's business. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate this Lease.

D. Rent not paid when due shall bear interest from the date due until paid at the maximum rate an individual is permitted by law to charge.

20. **Subordination.** This lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this lease affecting the buildings, other improvements, and land of which the Premises are a part. Such subordination is effective without any further act of tenant. Tenant shall from time to time, on request from Landlord, execute and deliver any documents or instruments that may be required by a lender to effectuate any subordination. If Tenant fails to execute and deliver any such documents or instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant's special attorney-in-fact to execute and deliver any such documents or instruments.

21. **Estoppel Certificate.** Each party, within ten (10) days after notice from the other party, shall execute and deliver to the other party in recordable form a certificate stating that this lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of monthly rent, the dates to which the rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the ten days shall be conclusive upon the party failing to deliver the certificate for the benefit of the party requesting the certificate and any successor to the party requesting the certificate, that this lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

22. **Condemnation.** If, during the term of this Lease or any extension or renewal thereof, there is any taking of all or any part of the Premises, buildings, other improvements or land of which the Premises are a part or any interest in this Lease by condemnation, the rights and obligations of the parties shall be determined as follows:

A. If the Premises are totally taken by condemnation this Lease shall terminate as of the date of taking, which is the date the condemner has the right of possession of the property being condemned.

B. If any portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that the Tenant may elect to terminate the Lease if the remaining portion of the building or other improvements or the parking area that are a part of the Premises is rendered unsuitable for Tenant's continued use of the Premises. If Tenant

elects to terminate this Lease, Tenant must exercise its right to terminate pursuant to this paragraph by giving notice to the Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, and the Lease shall terminate as of the date of taking, but in no event earlier than thirty (30) days after the notice from the Tenant. If the Lease remains in full force and effect on the date of taking, the monthly rental shall be adjusted by an amount that is in the same ratio to the monthly rent as the value of the area of the portion of the Premises taken bears to the total value of the Premises immediately before the date of taking. The award shall belong to and be paid to the Landlord except that Tenant shall receive from the award the sum attributable to Tenant's improvements or alterations made to the Premises by the Tenant in accordance with this Lease which Tenant's improvements and alterations cannot be removed from the Premises.

23. **Change in Lease Required to be in Writing.** None of the terms, covenants, conditions and agreements of this Lease shall in any manner by altered, waived, changed or abandoned, nor shall the term or any part thereof be surrendered except by a written instrument signed and delivered by the parties.

24. **Landlord's Failure to Enforce Term, Condition, or Covenant in Lease.** The failure of the Landlord to enforce any term, covenant, condition or agreement of this Lease after its breach by the Tenant shall not be deemed to waive the right of the Landlord to enforce the same term, covenant, condition or agreement on the occasion of a subsequent breach or default by the Tenant.

25. **Binding Effect of Agreement, Liability of Tenant Upon Sublease or Assignment.** All the terms, covenants, conditions and agreements contained herein shall be binding upon the respective heirs, legal representatives, successors and assigns of the parties, and all terms, covenants, conditions and agreements contained herein shall be deemed to be not only for the benefit of and enforceable by the Landlord, but also by the heirs, successors, grantees and assignees of the Landlord.

26. **No Assignment or Sublease.** Tenant shall not assign or sublet the Premises or its interest in the Lease without first having obtained the prior written consent thereto from Landlord, which will not be unreasonably withheld. Any attempt to do so in violation of this Lease shall be null and void.

27. **Sale or Transfer of Premises.** If Landlord sells or transfers all or any portion of the real property of which the Premises is a part, Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease if Landlord's successor has assumed in writing, for the benefit of Tenant, Landlord's obligations under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord can transfer the security deposit or prepaid rent to Landlord's successor and on such transfer Landlord shall be discharged from any further liability in reference to the security deposit or prepaid rent.

28. **Surrender of Premises.** On expiration of the term or thirty (30) days after termination of the term, Tenant shall surrender to Landlord the Premises and all Tenant's improvements and alterations in good condition (except for ordinary wear and tear), except for the destruction to the Premises covered by Paragraph 12, and except for alterations and Tenant fixtures that Tenant has the right to remove or is obligated to remove under the provisions of Paragraphs 8 and 9. Tenant shall remove all its personal property within the above stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant's personal property and trade fixtures within the time periods stated in this paragraph.

Landlord can elect to retain or dispose of in any manner any alterations trade fixtures or Tenant's personal property that Tenant does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days' notice to Tenant. Title to any such alterations, trade fixtures or Tenant's personal property that Landlord elects to retain or dispose of on expiration of the ten-day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of any such alterations or Tenant's personal property. Tenant shall be liable to Landlord for Landlord's costs for storing, removing, and disposing of any alterations, trade fixtures or Tenant's personal property.

If Tenant fails to surrender the Premises to Landlord on expiration or ten (10) days after termination of the term as required by this paragraph, Tenant shall hold Landlord harmless from all damages resulting from Tenant's failure to surrender the Premises, including, without limitation, claims made by a succeeding tenant resulting from Tenant's failure to surrender the Premises.

29. **Manner of Giving Notice.** Any notice required to be given under this Lease either by Landlord to the Tenant, or by the Tenant to the Landlord, shall be in writing and the same shall be deemed to have been received within forty-eight (48) hours after it shall have been deposited, postage prepaid, and duly certified or registered, in a post office or branch post office of the County of Humboldt, State of California, addressed as follows:

Landlord:

Bank of the West and
Charles [redacted]. Wagner, Co-Trustees
c/o Leandro Vicuna
317 E. Main Street
Stockton, California 95202

Tenant:

North Valley Bancorp
Attn: Chief Operations Officer
300 Park Marina Circle (96001)
P.O. Box 994630
Redding, California 96099-4630

Copy to: **North Valley Bancorp**
Attn: General Counsel
300 Park Marina Circle (96001)
P.O. Box 994630
Redding, California 96099-4630

30. **Attorneys Fees.** In any action or proceeding arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

31. **Titles and Index.** Titles and index are not, nor are they to be construed or considered as a part of this Lease.

32. **Terminology.** Whenever in this Lease the context so requires, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural.

33. **Time of Essence.** Time is of the essence of this Lease.

IN WITNESS WHEREOF, THE FOLLOWING PARTIES HAVE EXECUTED THIS LEASE ON March ___, 2007.

LANDLORD:

BANK OF THE WEST and CHARLES WAGNER, Co-Trustees of EDWARD H. WAGNER TRUST

BY: ______________________
Title: Co-Trustee

BY: ______________________
Title:

BANK OF THE WEST, Sole Trustee of THE WAGNER TRUST OF 1979

BANK OF THE WEST
BY: ______________________
LEANDRO J. VICUÑA, J.D.
Title: REGIONAL PROPERTY MANAGER

TENANT:

NORTH VALLEY BANK

BY: ______________________
Title:

BANK OF THE WEST
By: ______________________
Michael R. Whelan
Managing Director & Trust Officer

EXHIBIT "A"

Rent Schedule

Period of March 1, 2007 to February 29, 2008	-	$4,250.00 per month
Period of March 1, 2008 to February 28, 2009	-	$4,377.50 per month
Period of March 1, 2009 to February 28, 2010	-	$4,508.83 per month